STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

ANNUAL INCENTIVE PLAN

As Amended and Restated in December 2008

1. Foreword. The AIP was originally adopted June 1, 2001, and was amended as of November 4, 2005. In December 2008, the AIP was amended and restated with the intent to ensure that awards paid under the AIP will continue to be exempt from Code section 409A and for other purposes.

2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

AIP - shall mean the Starwood Hotels & Resorts Worldwide, Inc. Annual Incentive Plan as set forth herein and as from time to time amended.

Code – shall mean the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered and shall include all related regulations.

Company - Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

Fair Market Value - shall mean the fair market value of a Share, as determined by the Company, which, unless otherwise specified, shall be the average of the high and low sales price for a Share as reported in the New York Stock Exchange Composite Transactions on such date (or, if no sales of Shares were made on such exchange on such date, on the preceding day on which sales were made on such exchange), all as reported in The Wall Street Journal or such other source as the Company deems reliable.

Financial Performance Measures — The Financial Performance Measures shall be directly and specifically tied to one or more of the following business criteria, determined with respect to the Company as a whole or with respect to an operating division of the Company: earnings before interest, taxes, depreciation and amortization (“EBITDA”), consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow, return on equity, return on net assets employed, profit contribution, or earnings per share for the applicable Performance Period, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Company may establish.

Individual Objectives – The Individual Objectives applicable to a Participant for a Performance Period shall be key individual objectives that link individual contributions to Corporate/Division/functional objectives and major financial/operating goals for such Performance Period. The Individual Objectives applicable to a Participant for a Performance Period will be developed by the Participant and discussed and jointly agreed to by the Participant and the Participant’s manager.

Participant - shall mean an employee of the Company or an affiliate of the Company who is designated by the Company at any time before the end of the ninth month of each Performance Period as a Participant in the AIP for such Performance Period. Company associates participating in other incentive plans or Corporate Human Resources-approved formal retention plans will not be eligible to participate in the AIP, unless an exception is approved by Corporate Human Resources.

Performance Period - shall mean the twelve consecutive month period which coincides with the Company’s fiscal year.

Retirement - shall mean termination of employment with the Company and all affiliates of the Company with a combined age plus years of service of not less than 65, with a minimum age requirement of 55 and a minimum service requirement of 5 years (full-time or full-time-equivalent).

Share - shall mean one share of common stock, par value $.01 per share, of the Company.

3. Administration.

3.1 Company. The AIP shall be administered by the Company.

3.2 Determinations Made for Each Performance Period. For each Performance Period the Company shall:

(a) Designate Participants for that Performance Period and their incentive award opportunities;

(b) Determine the amount or formula for determining each Participant’s bonus payment for the Performance Period;

(c) Establish the Financial Performance Measures for the Performance Period; and

(d) Establish the Financial Performance Measure targets for the Performance Period.

The Company reserves the right, exercisable in its sole discretion, to change any of the above determinations with respect to a Performance Period at any time before, during or after such Performance Period.

4. Bonus Payments.

4.1 Amount. Each Participant shall be eligible to receive a bonus payment for a Performance Period in an amount determined by the Company based on the attainment of the Financial Performance Measure targets and Individual Objectives applicable to the Participant for the Performance Period. The aggregate amount of the bonus payments for a Performance Period shall be subject to the approval of the Compensation and Option Committee of the Board of Directors of the Company.

4.2 Time and Form of Payments.

(a) Cash Payments. Not less than 75% of a Participant’s bonus payment for a Performance Period shall be paid to the Participant in cash. The cash portion of a Participant’s bonus payment for a Performance Period shall be paid to the Participant as soon as practicable after the amount of the Participant’s bonus payment for the Performance Period has been determined by the Company. Absent an election to otherwise defer the payment to a later date under the Starwood Deferred Compensation Plan or other deferral plan in effect for AIP participants (which plan shall contain the terms for any such deferrals), payment will be made during the two and one-half month period immediately following the end of the Performance Period.

(b) Restricted Stock. For Participants at organizational levels designated by the Company, up to 25% of a Participant’s bonus payment for a Performance Period shall be paid to the Participant in the form of an award of restricted Shares under the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “LTIP”) then in effect. The portion of a Participant’s bonus payment for a Performance Period to be so paid as an award of restricted Shares under the LTIP shall be determined by the Company, or as elected by the Participant in accordance with procedures established by the Company, and shall be subject to such restrictions as determined in accordance with the LTIP by the committee that administers the LTIP. The number of Shares representing the restricted stock portion of a Participant’s bonus payment for a Performance Period shall be calculated by increasing the dollar amount of such portion by one-third and then converting such amount into Shares based on the Fair Market Value of a Share on the date on which the bonus payment is paid to the Participant and shall be issued to the Participant at the time the cash portion of the Participant’s bonus payment for the Performance Period is paid.

4.3 Employment on Payment Date Required. A Participant’s entitlement to a bonus payment for a Performance Period is conditioned upon the Participant’s active employment with the Company or an affiliate of the Company on the date on which the bonus payment is to be paid to the Participant, unless an exception is approved by Corporate Human Resources. Pro-rata awards may be paid in the event of a Participant’s death, disability (as defined in the applicable long-term disability plan, or, if no such plan exists, as determined by the Company) or Retirement. Otherwise, no bonus payment shall be earned by or payable to any Participant until the date on which the bonus payment is paid to the Participant. If a Participant is terminated or resigns from the Company before the date on which a bonus payment is to be paid to the Participant, such bonus payment is forfeited, unless an exception is approved by Corporate Human Resources.

4.4 Nontransferability. Participants shall not have the right to assign, encumber or otherwise anticipate the payments to be made under the AIP, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant.

4.5 Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5. Amendment and Termination. The Company may amend the AIP at any time and for any reason deemed sufficient by it without notice to any person affected by the AIP and may likewise terminate or curtail the benefits of the AIP both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

6. Miscellaneous.

6.1 Headings. Headings are given to the Sections and subsections of the AIP solely as a convenience to facilitate reference. Such headings shall not be deemed in any ways material or relevant to the construction or interpretation of the AIP or any provision thereof.

6.2 Applicability to Successors. The AIP shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the personal representatives and heirs of each Participant.

6.3 Employment Rights and Other Benefits Programs. The provisions of the AIP shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the AIP shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. The AIP shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. The AIP is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

6.4 No Trust Fund Created. The AIP shall not create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to the AIP, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

6.5 Governing Law. The place of administration of the AIP shall be in the State of New York. The corporate law of the State of Maryland shall govern issues relating to the validity and issuance of Shares. Otherwise, the AIP shall be construed and administered in accordance with the laws of the State of New York, without giving effect to principles relating to conflict of laws.

6.6 Severability. If any provision of the AIP is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the purpose or intent of the AIP, such provision shall be stricken as to such jurisdiction, and the remainder of the AIP shall remain in full force and effect.

6.7 Code Section 409A. The AIP is designed with the intent that all compensation paid under the AIP shall be exempt from Section 409A of the Code and shall be interpreted in a manner consistent with such intent. In the event that the AIP shall be deemed not to comply with Code section 409A, then neither the Company, the Board of Directors, the Compensation and Option Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the AIP by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

Date: December 2008